Exhibit 99.2
February 24, 2011
Dear Shareholders,
Since becoming Chief Executive Officer of Primus in November 2010, my top priority has been to sharpen and accelerate our focus on the strategy we first articulated earlier that year: amortizing the credit swap portfolio, reducing operating expenses and targeting the return of capital to shareholders. I would like to take this opportunity in my first letter to you to outline the progress we have made to date and the steps that lie ahead.
As you will recall, the credit crisis of 2007-2008 caused a fundamental change in our business. Our Primus Financial subsidiary has not been able to transact new business with counterparties since the crisis. We therefore decided to shift our focus and build our asset management business to try to replace declining credit swap premium revenues.
During the course of 2010, it became clear to us that the optimal way to build shareholder value lay in a different route. We believe there is substantial value within our company and that the key to unlocking it for shareholders is by focusing entirely on managing the risks in the credit swap portfolio, reducing operating expenses, investing our cash and managing our liability structure. As a result, we decided to sell our main asset management vehicle, CypressTree Investment Management. This transaction was completed in December 2010. We also wound down two other investment funds that we had established during 2010.
With respect to the financial results for 2010, GAAP net income available to common shareholders was $255.5 million, which was primarily driven by a favorable change in the fair value of Primus Financial’s credit swap portfolio of $296.5 million and credit swap premium income of $58.4 million. Primus Financial made credit swap mitigation payments of $81.7 million to reduce the risks in its credit swap portfolio. Economic Results for the year were a loss of $40.8 million. The primary difference between the GAAP net income and Economic Results is that we do not include changes in the fair value of Primus Financial’s credit swap portfolio in our Economic Results.
At the end of 2010, Primus Financial’s credit swap portfolio had remaining notional principal of $10.4 billion. During the course of 2011, we anticipate that the portfolio will generate approximately $40 million of credit swap premium revenue and decline by $2.3 billion in notional size.
Over the course of the last two years, Primus Financial has undertaken a number of repositioning transactions designed to remove or reduce exposures to reference entities which we considered most likely to suffer credit events. We believe that these steps, coupled with credit swap maturities and a general improvement in the economic outlook, have significantly reduced the inherent risk in the portfolio. This is not to suggest the portfolio is without risk. We published the names of the reference entities in the portfolio during the course of 2010 to enable investors to form their own judgment as to the risks in the portfolio. Although we believe the credit mitigation activity is now substantially complete, we continue to monitor closely the risks in the portfolio and will take further steps to mitigate risk if we believe the potential benefit from the risk reduction exceeds the cost.

Our operating expenses included restructuring costs of $8.1 million as we reduced the scope of our business activities. Going forward, we anticipate significantly lower operating expenses, principally driven by reduced compensation, occupancy, technology and data costs. We reduced the number of employees during 2010 and anticipate further reductions in headcount as the credit swap portfolio continues to amortize. Simplifying our business model should also enable us to lower our ongoing legal, audit fee and insurance costs.
At the end of 2010, we had $605.3 million in cash and investments, of which $570.3 million was held by Primus Financial. Our investment strategy is directed toward investments in relatively short-term, investment grade corporate and money market securities.
Our long-term liability structure consists of $90.4 million debt issued by Primus Guaranty and $122.8 million debt issued by Primus Financial. The debt is due to mature between 2021 and 2036. In addition to debt, Primus Financial has $94.5 million of perpetual preferred shares outstanding. We have implemented a repurchase strategy that has enabled us to buy back a proportion of our debt securities at a discount to par. We also continued to repurchase common shares of Primus Guaranty during 2010. We plan to continue to buy back our securities as the opportunity arises.
Finally, during 2010 Thomas Jasper resigned as CEO of Primus. Tom was a driving force at Primus since the company was founded, and we enjoyed a close, productive relationship in our seven years together at the company. We wish Tom all the best in his future endeavors. In addition, given our current strategy, the Board decided recently that reducing the number of its members would better reflect the company’s needs going forward. As a result, Paul S. Giordano, Robert R. Lusardi and John A. Ward, III have decided not to stand for re-election at our Annual Meeting this year. Their contributions as directors are much appreciated and valued.
In summary, there have been significant changes at Primus in 2010. Our major priority going forward is to extract value for shareholders from the management of the credit swap portfolio, our invested capital and our liability structure. We look forward to the challenge of achieving this goal and thank you for your support.
Sincerely,
/S/ Richard Claiden
Richard Claiden
Chief Executive Officer

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